EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 1st day of February, 2008 by and between SMART ONLINE, INC., a Delaware company (the “Company”) and NICHOLAS A. SINIGAGLIA (the “Employee”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated March 21, 2006 (the “Employment Agreement”);

WHEREAS, the current term of employment under the Employment Agreement will end March 30, 2008;

WHEREAS, pursuant to Section 5(b) of the Employment Agreement, Employee has the right to terminate employment at any time upon the giving of thirty (30) days notice to the Company of Employee’s intent to do so;

WHEREAS, Employee has no entitlement to any severance benefits under the Employment Agreement;

WHEREAS, Employee has expressed a desire to resign from his current position as Chief Financial Officer, but is willing to remain employed with the Company until March 30, 2008 in exchange for the severance payment and continuation of health benefits provided by this Amendment; and

WHEREAS, the Company and Employee have agreed to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree that the Employment Agreement shall be amended as follows:

1. The Employment Agreement is amended by the deletion of Section 1 in its entirety and the insertion in lieu thereof the following:

1. EMPLOYMENT PERIOD.

The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement. Such employment pursuant to the terms of this Agreement shall commence on March 21, 2006, and shall terminate on the first to occur of (i) the termination of this Agreement as provided herein, or (ii) March 30, 2008. The term during which this Agreement is in effect is referred to herein as the “Employment Period.”

2. The Employment Agreement is amended by the addition of a new Section 17, which shall read as follows:

17. SEVERANCE.

If Employee refrains from exercising his right to terminate his employment hereunder pursuant to Section 5(b) (with 30 days notice) hereof and remains employed until March 30, 2008, then the Company shall pay him a severance payment in an amount equal to three (3) times his then current monthly salary (the “Severance Payment”). The Severance Payment shall be paid in three (3) substantially equal installments on the last business day of April 2008, May 2008 and June 2008. In addition, the Company shall reimburse Employee for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his health insurance coverage for three (3) months. All reimbursements for COBRA payments shall be made as soon as practicable following Employee’s submission of proof of timely payments to the Company; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Company no later than six (6) months following Employee’s termination of employment.

The Company’s obligation to provide the Severance Payment and the COBRA reimbursements is conditioned upon Employee’s execution and non-revocation of a release of all claims and his compliance with Sections 7, 8, 9 and 10 hereof.

3. The Employment Agreement is further amended by the addition of a new Section 18, which shall read as follows:

18. DELAYED DISTRIBUTION TO KEY EMPLOYEES.

If the Company determines, in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in payment of the severance pay and benefits provided under this Agreement is necessary for compliance with Code Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

4. Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Company and Employee in all respects.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

SMART ONLINE, INC.

By: /s/ David E. Colburn
Name: David E. Colburn
Title: CEO

EMPLOYEE:

/s/ Nicholas A. Sinigaglia
Nicholas A. Sinigaglia